                                      LOGO

                                TCSI CORPORATION
                          1080 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

                            ------------------------

                             INFORMATION STATEMENT

TO THE SHAREHOLDERS OF TCSI CORPORATION:

     NOTICE IS HEREBY GIVEN that the Board of Directors has unanimously approved the following:

     1. The amendment of the Company's 1991 Stock Incentive Plan (the "1991 Plan") to increase to 750,000 the maximum number of shares subject to options which may be awarded to any participant in a fiscal year;

     2. The grant of a stock option to Dr. Ram A. Banin under the 1991 Plan to acquire 500,000 shares of Common Stock at an exercise price equal to $5.8876 per share.

     In order for such actions to become effective, the actions must be approved by holders of a majority of the Company's outstanding Common Stock. The purpose of this Information Statement is to solicit such approval by written consent.

     Only shareholders of record at the close of business on July 16, 1997 are entitled to notice of the proposed action and to provide or withhold their written consent to such action. The actions will be effective on or about September 15, 1997 if approved by holders of a majority of the Company's Common Stock through their written consent prior to such date.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Christine M. Davis
                                          Assistant Secretary
August 15, 1997

     PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING WRITTEN CONSENT OF SHAREHOLDERS BY AUGUST 31, 1997.

     THE FORM OF CONSENT TO BE COMPLETED DOES NOT CONSTITUTE A PROXY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             INFORMATION STATEMENT

                                       OF

                                TCSI CORPORATION
                          1080 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

     This Information Statement is being furnished to shareholders of TCSI Corporation (the "Company") in connection with a proposal by the Company's Board of Directors to (i) amend the Company's 1991 Stock Incentive Plan (the "1991 Plan") to increase to 750,000 shares the maximum number of shares subject to options which may be awarded to any participant in a fiscal year (the "Amendment") and (ii) approve the grant to Dr. Ram Banin of a stock option to purchase 500,000 shares of the Company's Common Stock at an exercise price of $5.8876 per share (the "Option Grant"). No proxy is being solicited by the Board of Directors in connection with this Information Statement.

     This Information Statement is being mailed on or about August 5, 1997 to holders of record of the Company's Common Stock at the close of business on July 16, 1997. Shareholders of record on such date are entitled to notice of and to consent to the proposed Amendment and the Option Grant. On that date, 21,530,525 shares of Common Stock were outstanding and entitled to consent. No shares of Preferred Stock were outstanding on such date. Before the Amendment and the Option Grant may become effective, the written consent of holders of a majority of the outstanding shares of the Company's Common Stock must be received. Each share of Common Stock has the equivalent of one vote for purpose of providing consent. Holders of more than the minimum number of shares required to approve the Amendment and the Option grant have indicated their intent to support each of the proposals. Nevertheless, recipients of this Information Statement are being asked to complete and return the enclosed consent. Any consent which the Company has received from shareholders may be revoked in writing at any time by such shareholder, provided such written revocation is received by the Secretary of the Company prior to the close of business on August 31, 1997.

              PROPOSAL 1:  TO AMEND THE 1991 STOCK INCENTIVE PLAN

     General. The Company's 1991 Plan was adopted by the Board of Directors and the shareholders in May 1991. The purpose of the Stock Plan is to attract and retain key employees and consultants and to promote the success of the Company. The Stock Plan provides for the issuance of incentive stock options pursuant to
Section 422 of the Code ("ISOs"), nonstatutory stock options ("NSOs") and restricted stock awards to key employees and consultants of the Company, including employees who serve as officers or directors of the Company. The total number of shares of Common Stock authorized for issuance under the Stock Plan is currently 7,500,000 shares, subject to certain adjustments upon stock dividend, stock splits, recapitalization, and similar events.

     In June 1997, the Board of Directors approved an amendment to the 1991 Plan to set the maximum number of shares as to which stock options may be awarded to any participant in any fiscal year at 750,000. This Amendment will enable the Board greater flexibility in granting performance-based compensation to executive management in the form of stock options and other stock incentives. The Amendment is included in its entirety.

ANNUAL AWARD LIMIT AND OTHER AMENDMENTS RELATING TO SECTION 162(M)

     Section 162(m) of the Code limits the Federal income tax deduction available to a public company for compensation paid to any of its Chief Executive Officer and four other highest paid executive officers to $1 million per year. However, Section 162(m) provides for an exception from this limitation for certain "performance-based" compensation if various requirements are satisfied. The proposed amendments of the Stock Plan is designed to satisfy this exception for stock options issued thereunder.

SUMMARY OF MATERIAL PROVISIONS OF THE AMENDED 1991 STOCK INCENTIVE PLAN

     The following summary is necessarily incomplete and selective and is qualified in its entirety by reference to the full text of the Stock Plan.

     Administration. The Stock Plan has been administered by the Compensation Committee, which is currently composed of John C. Bolger and William A. Hasler. Upon approval of the proposed amendments to the Stock Plan, the Stock Plan will be administered by an administrative committee (the "Committee"), which must be composed of not less than two directors of the Company who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 and who are "outside directors" within the meaning of Section 162(m) of the Code, and accordingly are ineligible to participate under the Plan. The Board of Directors has elected Messrs. Bolger and Hasler to serve on the Committee to administer the amended Stock Plan. The Committee has the sole discretion, subject to certain limitations, to interpret the Stock Plan, to select participants, to determine the type, size, terms, and conditions of awards under the Stock Plan, to authorize the grant of such awards, and to adopt, amend, and rescind rules relating to the Stock Plan.

     Eligibility. All officers, employees, and consultants to the Company and any future subsidiaries are eligible for participation under the Stock Plan; however, only employees are eligible for ISOs.

     Types of Awards. The Stock Plan permits the Committee to grant awards consisting of stock options or restricted stock.

     Stock Options. A stock option is a right granted by the Committee to the participant to purchase a specified number of shares of Common Stock from the Company at a price determined by the Committee at the date of grant. Options are evidenced by stock option agreements between the Company and the participant. The Committee also determines the duration of the option, which may in no event exceed ten years from the date of grant. The Stock Plan provides that the stock options may either be ISOs or NSOs.

     The exercise price for each ISO granted under the Stock Plan may not be less than the fair market value of the Common Stock on the date of the grant, unless the optionee owns greater than 10% of the total combined voting power of all classes of capital stock of the Company, in which case the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. The exercise price for each NSO may be any price determined by the Committee. The exercise price of ISOs and NSOs may be paid to the Company in cash or, at the discretion of the Committee, by delivery of Common Stock already owned by the optionee or other awards (valued at their fair market value at the time of exercise.) The Committee has authority to determine the eligible participants to whom options are granted, the number of shares granted under each option, the purchase price, the option period and the vesting schedule. Options are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in the option, subject to certain limitations specified in the Stock Plan. The Committee may accelerate the exercisability of any option at any time.

     An option will expire not later than three months after termination of employment or engagement of the participant for reasons other than death, disability, or retirement. ISOs will terminate not later than three months after termination by reason of retirement and not later than twelve months after termination by reason of disability. The Committee may establish a period longer than three months in the event of termination as a result of death, disability, or retirement for NSOs or as a result of death for ISOs.

     Restricted Stock. The Committee is authorized under the Stock Plan as amended to issue shares of Common Stock to eligible employees and consultants selected by the Committee. The participant must pay such consideration, if any, specified by the Committee for the underlying shares, and must satisfy any restrictions imposed in connection with such award, such as the requirement of continued employment by the Company for such period as the Committee may prescribe. In the event the conditions specified by the Committee in a particular award are not satisfied, the shares are forfeited to the Company. During the period of restriction, a participant will be entitled to beneficial ownership of the restricted stock, including the right to receive dividends and to vote the shares, but will not be entitled to possession of certificates representing the restricted stock or to sell, assign, pledge, or otherwise dispose of the restricted stock.

     Additional Information. The Stock Plan also permits the Company to make loans to participants in connection with the exercise of an award under the Stock Plan. No such loan may exceed the aggregate purchase price payable pursuant to the Stock Plan award with respect to which the loan is made plus the amount of the reasonably estimated income taxes payable by the participant with respect to the exercise of the award. All such loans must be full recourse in nature and secured by Common Stock of the Company acquired upon such exercise.

     Notwithstanding the vesting schedule established for each option or restricted stock award, the Stock Plan provides that upon occurrence of certain events that result in a change of control of the Company (as determined by the Board of Directors prior to such change in control) unvested options will become exercisable immediately and all restrictions on restricted stock awards will lapse. No option or restricted stock award granted under the Stock Plan is assignable or transferable other than by will or by the laws of descent and distribution. Unless earlier terminated, the Stock Plan terminates on May 19, 2001.

     Amendments. The Stock Plan provides that it may be amended or terminated by the Board of Directors upon the recommendation of the Committee at any time, provided that shareholder approval must be obtained for any amendment that increases the number of shares with respect to which awards may be granted under the Stock Plan, amends the provisions concerning ISOs in any manner which would disqualify such ISOs under applicable tax provisions, modifies the class of eligible participants or materially increases the benefits accruing to participants under the Stock Plan. No amendment will, without the consent of the participant, impair any outstanding award previously granted to such participant.

     Tax Consequences. The following is a brief summary of the principal federal income tax consequences of awards under the Stock Plan. The Stock Plan as amended has been designed to meet the requirements in Section 162(m) of the Code. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

     ISOs. An employee who is granted an ISO will not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the shares of the Company's Common Stock on the date of exercise over the exercise price is an item includible in the tax base upon which the alternate minimum tax may be imposed. A participant may be required to pay an alternative minimum tax even though the participant receives no cash upon exercise of the ISO with which to pay such tax.

     Upon disposition of the Common Stock acquired upon exercise of an ISO, long-term capital gain or loss would be recognized in an amount equal to the difference between the sales price and the option exercise price, provided the participant has not disposed of the Common Stock within two years of the date of grant and within one year from the date of exercise. If the participant does not satisfy these holding periods, the disposition of the option shares is a "disqualifying disposition" and the participant will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation to the participant, taxable as ordinary income, and the balance (if any) will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If the participant sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss will be a short-term capital loss if the participant has held the shares for one year or less and otherwise will be a long-term capital loss. Special rules apply to participants who are officers or directors of the Company and who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934.

     Under current IRS rulings, special rules apply for determining a participant's tax basis in and holding period for Common Stock acquired upon the exercise of an ISO if the participant pays the exercise price of the shares in whole or in part with previously-owned shares of the Company's Common Stock. Under these rules, the participant does not recognize any income or loss from delivery of shares of Common Stock (other than shares previously acquired through the exercise of an ISO and not held for the statutory holding periods) in payment of the exercise price. The participant's tax basis in and holding period for the newly-acquired shares of Common Stock will be determined as follows under proposed Treasury regulations: as to a number of newly-acquired shares equal to the number of previously-owned shares delivered, the participant's basis in and holding period (for capital gains purposes, but not for disqualifying disposition purposes) for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the participant's basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash dividend by the number of remaining newly-acquired shares) and the participant's holding period will begin on the date such share is transferred to the employee.

     If a participant pays the exercise price of an ISO in whole or in part with previously-owned shares that were acquired upon the exercise of an ISO and have not been held for the statutory holding periods, the participant will recognize compensation income (but not capital gains) under the rules applicable to disqualifying dispositions.

     The Company is not entitled to any deduction with respect to the grant or exercise of an ISO or the subsequent disposition of the shares acquired upon exercise of an ISO if the participant does not have any disqualifying dispositions. If the participant has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction of an equivalent amount in the year in which the disqualifying disposition occurs.

     NSOs. A participant who is granted a NSO recognizes no income upon the grant of the NSO. At the time of exercise, however, the participant recognizes compensation income equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. This income is subject to income and employment tax withholding. The Company is entitled to an income tax deduction corresponding to the compensation income recognized by the participant, unless the compensation is treated as a capital expenditure of inventory cost. If the participant is subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, the time of recognition of compensation and the amount thereof, and the availability of a tax deduction to the Company, will be determined when such restrictions cease to apply.

     Upon a subsequent sale of the Common Stock acquired upon exercise of a NSO, the participant will recognize capital gains or losses equal to the difference between the sales proceeds and the tax basis of the shares sold. The participant's capital gain will be long-term or short-term, depending upon whether the stock sold was held more than one year. The Company will not receive a deduction for any gain recognized by the participant.

     If the participant pays the exercise price for a NSO entirely in cash, the participant's tax basis in the Common Stock received equals the stock's fair market value on the exercise date and the participant's holding period begins on the day after the exercise date. If, however, the participant pays the exercise price of a NSO in whole or in part with previously-owned shares of Common Stock, then the participant's tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the number of previously-owned shares delivered, the participant's basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly-acquired share, the participant's basis will equal the share's value on the exercise date and the participant's holding period will begin on the day after the exercise date. The participant's compensation income, which is taxable as ordinary income upon such exercise, and the Company's deduction will not be affected by whether the exercise price is paid in cash or in shares of Common Stock.

     Restricted Stock. A participant granted restricted stock will in most cases be subject to tax at ordinary income rates on the fair market value of the restricted stock at the time the restrictions lapse or the shares otherwise become vested. However, a participant who makes an election under Section 83(b) of the Code within 30 days of the date of grant will have ordinary income as of such date equal to the fair market value of the shares of restricted stock determined without regard to the restrictions. If the shares subject to such election are forfeited, the participant will not be entitled to a deduction, refund, or loss for tax purposes, except to the extent of any cash or property paid for the stock. In the case of a sale of shares after the expiration of the restriction period, the holding period to determine whether the participant has long-term or short-term capital gains or losses begins upon such expiration and the tax basis for such shares will be equal to the fair market value thereof on such date. If the participant elects to be taxed as of the date of grant, however, the holding period commences on such date and the tax basis will be equal to the fair market value of the shares on the date of grant determined without regard to the restrictions. The Company will in most instances be entitled to a deduction equal to the amount treated as compensation to the participant.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE
                                   PROPOSAL 1

     PROPOSAL 2: TO APPROVE THE GRANT OF A STOCK OPTION TO DR. RAM A BANIN
         UNDER THE 1991 PLAN TO PURCHASE 500,000 SHARES OF COMMON STOCK
                   AT AN EXERCISE PRICE OF $5.8876 PER SHARE.

     In connection with the promotion of Dr. Banin to serve as the Company's Chief Executive Officer, the Company and Dr. Banin entered into an amendment of Dr. Banin's Employment Agreement on June 11, 1997 (the "Employment Agreement"). See "Arrangements with Executive Officer - Employment Agreement with Dr. Banin." The terms of such amended agreement provide, among other things, for the grant to Dr. Banin of an option to purchase 500,000 shares of Common Stock at an exercise price of $5.8876 per share (the "Option Grant" ), which was the average fair market value of the Company's Common Stock for the five days prior to the date of the Option Grant.

     The Employment Agreement provides that the effectiveness of the Option Grant is conditioned upon the shareholder approval of the Option Grant in order for certain gains realized upon exercise of the Option Grant to constitute "performance-based compensation" under Section 162(m) of the Code. Section 162(m) limits the amount of compensation paid to executive officers that may be deducted for federal tax purposes in any year to $1.0 million, unless the compensation qualifies as "performance-based compensation." In 1996, the Company amended the 1991 Plan pursuant to Section 162(m) to provide that the maximum number of shares of Common Stock subject to options that may be granted to any one participant under the 1991 Plan in any fiscal year was 300,000 shares (as adjusted for the Company's three-for-two stock split in May 1996). Because the Option Grant exceeded such maximum number of shares, the Company would not be permitted to deduct as compensation gains attributable to exercise of the shares subject to the Option Grant which, when added to Dr. Banin's other compensation, exceed $1.0 million. If the Option Grant is approved, all such gains would be deductible by the Company as compensation.

DESCRIPTION OF OPTION GRANT

     The Employment Agreement provides for the grant to Dr. Banin of an option to purchase 500,000 shares of Common Stock. The Option is a nonstatutory stock option for purposes of the Code. The date of grant of the Option is June 11, 1997 and the exercise price of the Option is $5.8876 per share, which was the average fair market value of the Company's Common Stock for the five days prior to the date of grant. Under the terms of the Employment Agreement, the Option vests ratably in annual installments over the four-year term of his employment with the Company on the first day of the year and will expire on the sixth anniversary of the date of the grant, unless the Option terminates earlier in accordance with the provisions of the 1991 Plan. If Dr. Banin's employment with the Company terminates for any reason (other than death or disability), he will forfeit the unvested portion of the Option, and the vested portion will remain exercisable for 90 days following the termination of employment. If Dr. Banin's employment is terminated without "cause" or if Dr. Banin should resign for "good reason" (as such terms are defined in the Employment Agreement) after a change in control of the Company, he will also vest in an additional portion of the Option as set forth in the Employment Agreement. A summary of the Employment Agreement is attached to this Information Statement as Arrangements with Executive Officers -- Employment Agreement with Dr. Banin.

     The terms of the 1991 Plan and the tax consequences of option grants under the 1991 Plan (including the Option) are discussed above. See Proposal No. 1.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
                        SHAREHOLDERS APPROVE PROPOSAL 2

REQUIREMENT FOR SHAREHOLDER APPROVAL

     A majority of the shares of Common Stock issued and outstanding as of the Record Date is required to approve the proposals as described above. At the time that the Board of Directors approved the proposals, certain members of the Board of Directors, a major shareholder, and certain officers of the Company, as shareholders, indicated their intention to consent to the proposals. Such persons held more than a majority of the shares of the Company's Common Stock outstanding as of the Record Date. Accordingly, unless any such persons revoke their consents, the proposals will be approved by the Company's shareholders. Notwithstanding receipt of shareholder approval of the proposals, the proposals will not be effective prior to August 31, 1997.

     SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of January 15, 1997, concerning ownership of Common Stock by each director, the Named Executive Officers, as defined below, all directors and Named Executive Officers as a group, and the only persons known by the Company to own 5% or more of the outstanding shares of its Common Stock. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws if applicable.

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP
                                                               -------------------------
                                NAME                             AMOUNT         PERCENT
        -----------------------------------------------------  ----------       --------
        BENEFICIAL OWNERS AND MANAGEMENT
        Amerindo Investment Advisors                            6,721,200         31.61%
          One Embarcadero Center, Suite 2300
          San Francisco, California 94111-3162
        Roger A. Strauch(1)(2)                                  1,718,000           8.0
        Daniel H. Miller(1)                                     1,120,319           5.3
        Harvey E. Wagner                                          629,638           3.0
        Ram A. Banin, Ph.D.(1)                                    183,750          *
        David G. Messerschmitt, Ph.D.(1)(2)                       177,604          *
        Paul A. Farmer(1)                                         101,250          *
        Harish S. Rao, Ph.D.(1)                                    71,625          *
        Hatch Graham(1)                                            28,125          *
        John C. Bolger(1)                                          27,000          *
        William A. Hasler(1)                                       20,500          *
        All directors and named executive officers as a group
          (eleven persons)(1)(2)                               10,799,011         50.12%

---------------

 *  Less than 1%

(1) Includes options under the Company's stock option plans which are exercisable on July 16, 1997 or within 60 days thereafter.

(2) Includes shares held in a family trust/family foundation in which the director controls or shares investment and voting power.

                         COMPENSATION COMMITTEE REPORT

     The report of the Compensation Committee (the "Committee") shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not be otherwise deemed filed under such Acts.

     The Company's compensation program is reevaluated annually. The program, designed to encourage teamwork and cooperation and to motivate key personnel, establishes a base salary for each executive with annual cash incentives to be paid based on attainment of defined performance goals. The overall structure of the plan is the same for corporate staff, functional leaders, and other key personnel in that specific targets are set for each individual. The target bonus (up to 50% of salary) is paid to an individual achieving expected performance. Higher percentages may be paid for extraordinary performance.

     The annual targets are set by the Committee based on recommendations from members of executive management at the end of the previous year and include between two and five specific performance measures focused in the individual's area of responsibility. The performance of executive officers is measured based on overall Company performance, including earnings per share. All compensation awarded is at the discretion of the Board of Directors.

     The Committee recognizes that stock options are considered a standard component of competitive compensation packages throughout the industry. As part of the Company's longer term incentive compensation program, generally all employees, including executive officers, are eligible for awards under the Company's 1991 Stock Incentive Plan, which permits the grant of stock options or restricted stock. As the options provide value to the owner only when the price of the Company's stock increases above the grant price of the options, senior management attains the perspective of a shareholder with regard to the Company's financial position. Stock option grants are based on a median competitive grant level dependent only on a threshold level of corporate performance. Stock options are generally granted on an annual basis and generally vest over four to six years from the date of the grant. The Committee has the authority to grant additional options at year end (within ranges established at the beginning of the year) for individuals believed to have exhibited extraordinary performance during the year. A total of 65,000 options were awarded to executive officers during the 1997 fiscal year to date.

     Senior management also participates in company-wide employee benefit plans, including the Company's Profit Sharing/401(k) Plan. Benefits under these plans are not dependent upon individual performance.

     The Committee believes that executive compensation should not only be within competitive norms, but also be highly related to individual and corporate performance. The 1997 base salaries for Dr. Banin, the President and Chief Executive Officer, and all other executive officers were established at a meeting of the Board of Directors held on May 7, 1997 and were based upon the Company's 1996 performance and based upon a report prepared by an outside compensation consultant. Dr. Banin, formerly the Company's President and Chief Operating Officer, was confirmed as President, Chief Executive Officer and a Director of the Company on June 11, 1997. He replaced Mr. Strauch, who resigned on June 30, 1997. On June 11, 1997, Dr. Banin was awarded an additional 500,000 shares subject to shareholder approval in this Information Statement. The 1996 base salary for Mr. Strauch was increased from $245,000 in 1995 to $250,000 for his leadership effort and commitment to the Company. Effective January 1, 1997, Mr. Strauch's base salary was decreased to $230,000 based upon the 1996 operating results of the Company. Further, Mr. Strauch received no bonus based upon 1996 corporate results. In early 1996, Mr. Strauch was granted options to 30,000 shares based upon the Company's 1995 performance. Mr. Strauch was not granted any stock options relating to the Company's 1996 performance.

                                          COMPENSATION COMMITTEE
                                          John C. Bolger, Chairman
                                          William A. Hasler

May 30, 1997

           COMPARISON CUMULATIVE TOTAL RETURN AMONG TCSI CORPORATION,
                   NASDAQ MARKET INDEX, AND PEER GROUP INDEX

     The Comparison Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Information Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The following graph assumes $100 invested on July 18, 1991 and all dividends are reinvested. The peer group consists of companies in the Computer Integrated Design Industry.

        Measurement Period                                                     Nasdaq Market
      (Fiscal Year Covered)          TCSI Corporation       Peer Group             Index
1991                                               100                 100                 100
1992                                             40.00              109.54              100.98
1993                                             95.00              121.95              121.13
1994                                            136.67              116.66              127.17
1995                                            246.67              188.13              164.96
1996                                            124.94              199.68              204.98

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's executive officers whose cash compensation exceeded $100,000, for the years ended December 31, 1996, 1995, and 1994 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION               --------------------
                                         ------------------------------------------   NUMBER OF SECURITIES
            NAME AND                                                 OTHER ANNUAL     UNDERLYING OPTIONS/        ALL OTHER
       PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)(1)   COMPENSATION($)      SARS(#)(2)(3)       COMPENSATION($)(4)
--------------------------------  -----  ---------    -----------   ---------------   --------------------   ------------------
Roger A. Strauch                   1996   250,000            --          24,738(15)           30,000                4,750
  Chairman of the Board            1995   245,000       150,000              --               90,000                4,620
  and Chief Executive Officer(5)   1994   215,000       135,000              --              150,000                4,620
Ram A. Banin, Ph.D.                1996   230,000            --          20,696(15)           75,000                4,750
  President and Chief              1995   210,000       200,000              --               60,000                4,620
  Operating Officer(6)             1994   180,000       104,809(8)           --               45,000                4,620
Paul A. Farmer,                    1996   180,000            --           8,091(15)           45,000                3,919
  Chief Financial Officer,         1995   165,000       125,000              --               60,000                4,620
  Secretary, and Treasurer(7)      1994   140,000        70,000         110,914(9)                --                4,620
Hatch Graham,                      1996   180,000(11)        --           2,163(15)               --                3,643
  Senior Vice President(10)        1995    36,923       135,000(12)      50,000(12)          112,500(12)               --
Harish S. Rao, Ph.D.               1996   205,000(14)        --          10,904(15)           55,500                3,853
  Senior Vice President,           1995   171,875       175,000              --               45,000                4,620
  Engineering and                  1994   140,000        77,471              --               27,000                4,620
  Operations(13)

---------------

 (1) Includes bonuses accrued in 1995 and 1994 paid in 1996 and 1995, respectively.

 (2) Reflects options only. No SARs have been issued.

 (3) Options have been adjusted for the three-for-two split in May of 1996.

 (4) These amounts represent the amounts accrued for the Company's contributions to the Company's Profit Sharing/401(k) Plan for 1996, 1995, and 1994, respectively, and allocated to the named executive officers.

 (5) Mr. Strauch resigned from the Board of Directors and as Chief Executive Officer of the Company effective June 30, 1997 (see "Compensation Committee Report").

 (6) Dr. Banin was appointed as Chief Executive Officer and elected to serve on TCSI's Board of Directors effective July 1, 1997 (see "Compensation Committee Report").

 (7) Mr. Paul Farmer resigned as Chief Financial Officer of the Company effective July 21, 1997. The Company is conducting a search to fill this position.

 (8) Includes $1,500 paid to Dr. Banin for special incentive program.

 (9) Represents relocation costs paid in 1994 by the Company on behalf of Mr. Farmer. In 1994, no other executive officer received compensation other than the salary and bonus described herein, including incidental personal benefits, in excess of the lesser of $50,000 or 10% of such officer's cash compensation.

(10) Mr. Graham resigned from the executive management team subsequent to the licensing of the Personal Communications Group's wireless technology to Atmel Corporation late in 1996. Mr. Graham will continue to remain an employee of the Company until October 31, 1997.

(11) Does not include $45,000 paid to Mr. Graham as part of his separation agreement dated January 1997. Mr. Graham will remain an employee of the Company until October 31, 1997 and will receive full salary until that date.

(12) These amounts include a sign-on bonus of $100,000, 1995 bonus of $35,000, relocation allowance of $50,000, and 112,500 options in accordance with Mr. Graham's employment agreement.

(13) Dr. Rao resigned from the executive management team in October 1996 and from the Company in January 1997. Dr. Rao became an executive officer in August 1995.

(14) Does not include approximately $95,000 paid to Dr. Rao as part of his separation from the Company in 1997.

(15) Represents cash paid in lieu of accrued vacation.

            OPTION/SAR GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                                       POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                              VALUE AT
                            ------------------------------------------------------     ASSUMED ANNUAL RATES
                             NUMBER OF      % OF TOTAL                                          OF
                             SECURITIES    OPTIONS/SARS                                 STOCK PRICE OPTION
                             UNDERLYING     GRANTED TO    EXERCISE OR                         TERM(1)
                            OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     ---------------------
           NAME               GRANTED      FISCAL YEAR      ($/SH)         DATE           5%          10%
--------------------------  ------------   ------------   -----------   ----------     --------     --------
Roger A. Strauch               30,000           2.7%         11.17        1/1/02       $113,932     $258,474
Ram A. Banin, Ph.D.            75,000           6.7          11.17        1/1/02        284,831      646,184
Paul A. Farmer                 45,000           4.0          11.17        1/1/02        170,899      387,711
Harish S. Rao, Ph.D.           55,500           5.0          11.17        1/1/02        210,775      478,176

---------------

(1) Amounts reflect rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules, which are more flexible than the rules under Financial Accounting Standards Board Statement 123 used in financial reporting. Actual gains, if any, on stock option exercises depend on future performance of the Company's common shares and overall stock market conditions. No assurance can be given that the amounts reflected in these columns will be achieved.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED
                    DECEMBER 31, 1996 AND OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                SHARES                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                              ACQUIRED ON                       OPTIONS/SARS AT           MONEY OPTIONS/SARS AT
                               EXERCISE        VALUE         DECEMBER 31, 1996(#)         DECEMBER 31, 1996 ($)
            NAME                  (#)       REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----------------------------  -----------   ------------   -------------------------   ----------------------------
Roger A. Strauch                     --             --       152,500/147,500               157,500/45,000
Ram A. Banin, Ph.D.              45,000        741,500       135,000/135,000               420,003/33,750
Paul A. Farmer                   15,000        293,063        75,000/90,000                  171,000/0
Harish S. Rao, Ph.D.             35,200        514,847        46,500/98,250                181,604/17,730
Hatch Graham                         --             --        28,125/84,375                     0/0

---------------

(1) The market closing price at December 31, 1996 was $6.25.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                             LENGTH OF
                                                                                          ORIGINAL OPTION
                                                                                               TERM
                                                 MARKET PRICE                              REMAINING AT
                                   NUMBER OF     OF STOCK AT    EXERCISE PRICE                DATE OF
                                  OPTIONS/SARS     TIME OF        AT TIME OF      NEW      REPRICING OR
                                  REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE    AMENDMENT
          NAME           DATE     AMENDED (#)     AMENDMENT       AMENDMENT      PRICE         (YRS)
  --------------------  -------   ------------   ------------   --------------   ------   ---------------
  Ram A. Banin, Ph.D.    1/4/93      90,000         $ 2.33         $   3.47      $ 2.33           4.4
  Ram A. Banin, Ph.D.   1/28/97      75,000          6.625          11.1667       6.625           6.0
  Roger A. Strauch      1/28/97      30,000          6.625          11.1667       6.625           6.0
  Paul A. Farmer        1/28/97      45,000          6.625          11.1667       6.625           6.0

     The foregoing table includes the January 1997 repricing of options to purchase 75,000, 30,000, and 45,000 shares for Dr. Banin, Mr. Strauch, and Mr. Farmer, respectively. On January 13, 1997, the Board of Directors approved an exchange of outstanding stock options for new options with an exercise price equal to the fair market value of the Company's Common Stock on January 28, 1997. This exchange offer was open to all employees of the Company. The new options were issued January 28, 1997 with a 6 year life. Executive options vest at 25 percent per year for 4 years; non-executive options vest 50 percent the first year, then 25 percent each year thereafter until fully vested.

EMPLOYMENT CONTRACTS AND TERMINATIONS

     Mr. Graham resigned from the executive management team subsequent to the licensing of the Personal Communications Group's wireless technology to Atmel Corporation late in 1996. Mr. Graham will continue to serve as an employee of the Company until October 31, 1997.

     Mr. Strauch resigned from the Board of Directors and as Chief Executive Officer of the Company effective June 30, 1997.

     Mr. Paul Farmer resigned as Chief Financial Officer of the Company effective July 21, 1997. The Company is conducting a search to fill this position.

ARRANGEMENTS WITH EXECUTIVE OFFICER -- EMPLOYMENT AGREEMENT WITH DR. BANIN

     On June 11, 1997, the Company confirmed Dr. Banin's appointment as Chief Executive Officer and a Director of the Company and amended the employment agreement between Dr. Banin and the Company dated May 11, 1992 (the "Agreement"). As amended, the Agreement continues in effect. Under the amended Agreement, Dr. Banin will be paid an annual base salary of $230,000. In addition, on June 11, Dr. Banin was granted an option (the "Option") to purchase 500,000 shares of Common Stock at an exercise price of $5.8876 per share, which was the average fair market value of the Common Stock for the five days prior to the date of grant. The terms of the Option are described in the section of this Information Statement entitled "PROPOSAL TWO: TO APPROVE THE GRANT OF A STOCK OPTION TO DR. RAM A. BANIN UNDER THE 1991 PLAN TO PURCHASE 500,000 SHARES OF COMMON STOCK AT AN EXERCISE PRICE OF $5.8876 PER SHARE."

     Upon a change of control of the Company, all of Dr. Banin's options (including the Option) will become fully vested and exercisable. Under the amended Agreement, a "change of control" of the Company generally means a merger transaction or sale of stock as a result of which the shareholders of the Company prior to such transaction do not own a majority of the outstanding shares of the Company's voting stock, or a sale of all or substantially all of the assets of the Company.

     Dr. Banin's employment with the Company may be terminated by either party at any time, with or without cause, subject to the terms of the amended Agreement. If Dr. Banin's employment is terminated for "cause," he will receive no further compensation and benefits. The amended Agreement generally defines "cause" as willful and continued failure to perform his duties and willful misconduct that is materially injurious to the Company. If Dr. Banin's employment is terminated without cause or Dr. Banin terminates his employment after the occurrence of a certain event, the Company shall continue his salary and target bonus, benefits, stock option grants and vesting for a period of one year. The events following which a resignation by Dr. Banin would be treated as a termination without cause generally include a change of control of the Company, a failure of the Company to comply with any of the terms of the amended Agreement, a change in place of employment beyond the San Francisco Bay Area, or a material reduction in Dr. Banin's base salary, bonus, benefits or responsibilities.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

3060-IS-97

FRONT OF CARD
-------------

                                TCSI CORPORATION

                             (a Nevada corporation)

                           ACTION BY WRITTEN CONSENT
                              OF THE SHAREHOLDERS

           IN LIEU OF A MEETING THIS WRITTEN CONSENT IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS

        In accordance with Section 78.320 of Nevada General Corporation Law and the Bylaws of TCSI Corporation, a Nevada corporation (the "Corporation"), the undersigned take the following action by Written Consent in lieu of a meeting, as set forth on the reverse side.


                   Continued and to be signed on reverse side

BACK OF CARD

1. RESOLVED: That the Company's 1991 Stock Incentive Plan (the "1991 Plan") be amended to increase to 750,000 the maximum number of shares subject to options which may be awarded to any participant in a fiscal year.

        [ ]  Consent Granted    [ ]  Consent Withheld

2. RESOLVED FURTHER: That the grant of a stock options to Dr. Ram A. Banin under the 1991 Plan to acquire 500,000 shares of Common Stock at an exercise price equal to $5.8876 per share is hereby approved.

        [ ]  Consent Granted    [ ]  Consent Withheld

3. RESOLVED FURTHER: That the officers of this Corporation are hereby authorized and directed to take all actions necessary and desirable in order to implement the foregoing resolutions and to take all such further actions and execute all such further documents as may be necessary to carry out the intent of the foregoing resolutions.

        [ ]  Consent Granted    [ ]  Consent Withheld


        This is an action by written consent. This is not a proxy. The shares represented by this written consent will be voted in accordance with the specification made herein. If you wish to authorize the resolution, mark the box labeled "Consent Granted." If you will not authorize the resolution, mark the box labeled "Consent Withheld." Please mark, sign, date and return this resolution written consent promptly using the enclosed envelope.

        This Action by Written Consent of the Shareholders may be signed in one or more counterparts, all of which together shall constitute one instrument. This instrument, when duly executed by a majority of the shareholders of the Corporation, shall be filed in the minute book of the Corporation.


---------------------------                 ---------------------------
Signature              Date                 Signature              Date